Exhibit (j)(3) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of Federated Hermes Adviser Series:

We consent to the use of our report dated October 23, 2020 with respect to the financial statements of Federated Hermes SDG Engagement High Yield Credit Fund and the use of our report dated January 25, 2021 with respect to the financial statements of Federated Hermes Global Equity Fund, Federated Hermes Global Small Cap Fund, and Federated Hermes International Developed Equity Fund, each a portfolio of Federated Hermes Adviser Series, as of August 30, 2020 and November 30, 2020, respectively, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

June 10, 2021